Exhibit 99.1

@coherent	PRESS RELEASE
Editorial Contact:	For Release:
Leen Simonet	IMMEDIATE
(408) 764-4161	July 22, 2003
No. 834

Coherent, Inc. Reports Third Quarter Results

Coherent, Inc. (Santa Clara, CA)(NASDAQ:COHR) today announced financial results for its third fiscal quarter ended June 28, 2003, with sales of $99.2 million and a net loss of $2.3 million ($0.08 per diluted share).  These results include a gain of $1.5 million ($0.05 per diluted share) related to the sale of 5.2 million shares of Lumenis, Ltd., a previously announced charge of $4.4 million ($0.15 per diluted share) for in-process research and development (IPR&D) related to the acquisition of Positive Light, Inc., and a $0.9 million ($0.03 per diluted share) tax benefit relating to a refund of prior year taxes.  Excluding the sale of the Lumenis shares, the IPR&D charge, and the tax benefit for the refund of prior year taxes, non-GAAP net loss for the quarter was $0.01 per diluted share.

Orders received during the three months ended June 28, 2003 of $103.5 million represent a 7% decrease from the like prior year period and remained consistent with orders received in the immediately preceding quarter.  In addition, the Company acquired
$4.1 million in beginning backlog from Positive Light, Inc. (included as part of our Electro-Optics segment) in the quarter ended June 28, 2003.  Accordingly, backlog of $124.6 million at June 28, 2003, compared to a backlog of $116.1 million at March 29, 2003.

Sales and net loss for the current period compared to sales and net loss for the corresponding prior year period of $95.9 million and $81.1 million ($2.81 per diluted share), respectively.  The corresponding prior year net loss of $81.1 million included impairment charges on shares of Lumenis, Ltd. stock of $79.2 million after-tax ($2.74 per diluted share), impairment charges of $6.6 million after-tax ($0.23 per diluted share) resulting from management’s decision to cease most of the Company’s activities related to the telecom passives component market, and an after-tax gain on discontinued operations of $1.7 million ($0.06 per diluted share).  Exclusive of these items, non-GAAP net income for the corresponding prior year period was $3.0 million or $0.10 per diluted share.  In comparison, the immediately preceding quarter’s results were $103.5 million in sales and net income of $1.9 million ($0.07 per diluted share), which included a one-time gain, restructuring and other charges.  Excluding these items, the prior quarter’s non-GAAP net income was $1.7 million or $0.06 per diluted share.

Year-to-date sales of $304.7 million and net loss of $20.8 million ($0.71 per diluted share) compared to the like prior year sales of  $291.2 million and net loss of $75.4 million ($2.63 per diluted share).  Year-to-date non-GAAP net income of $4.5 million ($0.15 per diluted share) compared to prior year non-GAAP net income of $7.1 million ($0.24 per diluted share).  Orders received for the nine month period ended June 28, 2003 were $300.8 million, representing a 3% increase over orders received in the same period last year.

Electro-Optics segment sales of $83.4 million for the three months ended June 28, 2003 were 10% higher than sales during the comparable prior year period and 5% higher than the three months ended March 29, 2003.  Incoming orders of $85.4 million represent an 8% improvement over the same third fiscal quarter of 2002 and an increase of 2% from orders received in the immediately preceding quarter.  Sales and incoming orders for the nine months ended June 28, 2003 were $240.5 million and $249.1 million, 6% and 9% higher, respectively, than during the same period a year ago.

Lambda Physik segment sales of $15.8 million for the three months ended June 28, 2003 represent a decrease of 21% from the corresponding prior year period and a decrease of 35% from the immediately preceding quarter.  Incoming orders of $18.2 million for the third quarter of fiscal 2003 were 44% lower than the third fiscal quarter of 2002, and represent a 6% deterioration in orders from the immediately preceding second fiscal quarter of 2003.  Sales and incoming orders for the nine months ended June 28, 2003 were $64.2 million and $51.7 million, respectively.  Sales remain consistent and incoming orders were 19% below the same period last year.

John Ambroseo, Coherent’s President and Chief Executive Officer commented, “While our third quarter results are clearly unsatisfactory, we expect improved financial performance from our previously announced cost containment measures. We also plan to increase the scope of these initiatives to drive additional gains. Coherent has the strategies and resources in place to maintain its market leadership position in the photonics industry and our goals of profitable growth and cash generation from ongoing operations remain unchanged.”

Ambroseo continued, “On July 15, 2003, Coherent Holding GmbH waived the 95% condition for completion of the tender offer for the 39.62% (5,250,000 shares) of the outstanding Lambda shares that Coherent does not already own.  As a result, the tender offer was automatically extended to July 30, 2003.  The weak results at the Lambda Physik subsidiary are a major concern to us, underscoring the importance of completion of the tender offer.  As previously mentioned, the acquisition of the remaining Lambda shares will allow us to cross leverage technologies providing our customers with even more enabling products, drive supply chain synergies, and reduce SG&A through the elimination of the added costs of operating two separate public companies.”

The Company’s conference call scheduled for 4:30 p.m. ET today will include discussions relative to the current quarter results and some comments regarding forward looking guidance on future operating performance.

Summarized statement of operations information is as follows (unaudited, in thousands, except per share data):

	Three Months Ended			Nine Months Ended
	June 28, 2003	Mar. 29, 2003	June 29, 2002	June 28, 2003	June 29, 2002

Net sales	$99,174	$103,512	$95,932	$304,716	$291,200
Cost of sales (A)	62,225	62,521	57,423	186,333	170,679
Gross profit	36,949	40,991	38,509	118,383	120,521
Research and development	12,694	12,261	12,573	36,627	40,117
In-process research and development (B)	4,430			4,430
Selling, general and administrative	25,437	25,923	24,054	75,024	70,079
Restructuring and other charges (C)	289	405		20,753
Goodwill impairment (D)		2,358		2,358
Asset impairment expense (E)			10,788		10,788
Intangibles amortization	1,397	947	809	3,179	2,615
Total operating expenses	44,247	41,894	48,224	142,371	123,599
Loss from operations	(7,298)	(903)	(9,715)	(23,988)	(3,078)
Other income (expense), net (F) (G) (H) (I)	330	4,795	(102,018)	(4,644)	(99,481)
Income (loss) from continuing operations before income taxes and minority interest	(6,968)	3,892	(111,733)	(28,632)	(102,559)
Provision (benefit) for taxes (J)	(3,576)	2,033	(28,830)	(6,893)	(25,774)
Income (loss) from continuing operations before minority interest	(3,392)	1,859	(82,903)	(21,739)	(76,785)
Minority interest	1,106	68	88	897	(293)
Income (loss) from continuing operations	(2,286)	1,927	(82,815)	(20,842)	(77,078)
Income from discontinued operations			1,685		1,685
Net income (loss)	$(2,286)	$1,927	$(81,130)	$(20,842)	$(75,393)

Earnings per share, diluted:
Income (loss) from continuing operations	$(0.08)	$0.07	$(2.86)	$(0.71)	$(2.69)
Income from discontinued operations			0.06		0.06
Net income (loss)	$(0.08)	$0.07	$(2.81)	$(0.71)	$(2.63)

Shares used in computation:
Basic	29,537	29,265	28,922	29,312	28,706
Diluted	29,537	29,503	28,922	29,312	28,706

(A)       Cost of sales in the quarter ended December 29, 2001 included a non-recurring favorable inventory adjustment of $1,599 ($657 after-tax and net of minority interest ($0.02 per diluted share)). Cost of sales in the quarter ended March 29, 2003 included an additional inventory reserve requirement of $2,743 ($1,220 after-tax and net of minority interest ($0.04 per diluted share)) due to lower forecasted outlook in Lambda Physik’s lithography business.

(B)       In-process research and development expense for the quarter ended June 28, 2003 includes a $4,430 ($0.15 per diluted share) charge related to the purchase of Positive Light, Inc. in April 2003.

(C)       Restructuring and other charges in the quarter ended December 29, 2002 include a $10,960 after-tax ($0.37 per diluted share) restructuring and impairment charge primarily related to the previously communicated termination of activities in the Telecom Actives Group and a $2,306 after-tax ($0.08 per diluted share) allowance against a note receivable.

(D)     Goodwill impairment charges in the quarter ended March 29, 2003 were $2,358 ($1,769 net of minority interest ($0.06 per diluted share)).

(E)         Asset impairment expense for the quarter ended June 29, 2002 includes a $10,788 ($6,596 after-tax ($0.23 per diluted share)) impairment charge related to ceasing most of the passive telecom business.

(F)         Other income (expense) for the quarters ended December 28, 2002 and June 29, 2002 includes impairment charges on the Lumenis shares held by Coherent of $10,212 ($10,212 after-tax ($0.35 per diluted share)) and $104,237 ($79,206 after-tax ($2.74 per diluted share)), respectively.

(G)       Other income for the March 30, 2002 quarter end and fiscal year-to-date includes a gain on sale of real estate of $1,665 ($1,000 after-tax ($0.03 per diluted share)).

(H)       The March 29, 2003 quarter end includes a $4,400 ($1,953 after-tax and net of minority interest ($0.07 per diluted share)) settlement fee related to the cancellation of a customer contract received by Lambda Physik.

(I)            The June 28, 2003 quarter end includes a one-time gain of $1,479 ($0.05 per diluted share) related to the sale of 5.2 million shares of Lumenis, Ltd.

(J)         The June 28, 2003 quarter end includes a tax benefit related to a refund of prior year taxes of $908 ($0.03 per diluted share).

Summarized balance sheet information is as follows (unaudited, in thousands):

	June 28, 2003	Sept. 28, 2002 (A)
ASSETS
CURRENT ASSETS:
Cash and short-term investments	$169,305	$243,881
Restricted cash and cash equivalents (B)	55,167
Other short-term equity investments	470	21,077
Accounts receivable, net	74,286	76,478
Inventories	106,153	89,218
Prepaid expenses and other assets	106,603	95,169
TOTAL CURRENT ASSETS	511,984	525,823

PROPERTY AND EQUIPMENT, NET	158,542	172,001
OTHER ASSETS	115,416	106,433
TOTAL ASSETS	$785,942	$804,257

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Short-term borrowings		$14,811
Current portion of long-term obligations	$14,406	14,887
Accounts payable	15,740	13,757
Other current liabilities	64,085	54,752
TOTAL CURRENT LIABILITIES	94,231	98,207

LONG-TERM OBLIGATIONS	29,505	43,345
OTHER LONG-TERM LIABILITIES	95,496	105,462

TOTAL STOCKHOLDERS’ EQUITY	566,710	557,243

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$785,942	$804,257

(A) Derived from audited financial statements for the year ended September 28, 2002

(B) Represents cash and cash equivalents restricted for the tender offer to the shareholders of Lambda Physik AG.

Reconciliation of GAAP to Non-GAAP summarized statement of operations (unaudited, in thousands, after-tax and net of minority interest):

	Three Months Ended			Nine Months Ended
	June 28, 2003	Mar. 29, 2003	June 29, 2002	June 28, 2003	June 29, 2002

GAAP net income (loss)	$(2,286)	$1,927	$(81,130)	$(20,842)	$(75,393)
Gain on contract settlements (1)		(1,953)		(1,953)
Goodwill impairment (2)		1,769		1,769
Impairment loss on equipment			6,596		6,596
Restructuring and other charges				13,266
Write-down of Lumenis investment			79,206	10,212	79,206
Gain on sale of real estate					(1,000)
Inventory adjustment (3)					(657)
Discontinued operations			(1,685)		(1,685)
Tax benefit for refund of prior year taxes	(908)			(908)
In-process research and development	4,430			4,430
Gain on sale of Lumenis investment	(1,479)			(1,479)
Non-GAAP net income (loss)	$(243)	$1,743	$2,987	$4,495	$7,067

Non-GAAP net income (loss) per share	$(0.01)	$0.06	$0.10	$0.15	$0.24

(1)           Net of minority interest of $(1,015)

(2)           Net of minority interest of $589

(3)           Net of minority interest of $(382)

The statements in this press release that relate to future plans, events or performance, including statements such as we expect improved financial performance from our previously announced cost containment measures, and we also plan to increase the scope of these initiatives to drive additional gains, as well as Coherent has the strategies and resources in place to maintain its market leadership position in the photonics industry, and the acquisition of the remaining Lambda shares will allow us to cross leverage technologies providing our customers with even more enabling products, drive supply chain synergies, and reduce SG&A through the elimination of the added costs of operating two separate public companies are forward-looking statements.  Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated to currency adjustments, contract cancellations, manufacturing risks, competitive factors, and uncertainties pertaining to customer orders, demand for products and services, any effects from the recent outbreaks of severe acute respiratory syndrome or SARS, and development of markets for the Company’s products and services and other risks identified in the Company’s SEC filings.  Actual results, events and performance may differ materially.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Readers are encouraged to refer to the risk disclosures described in the Company’s reports on Forms 10-K, 10-Q and 8K, as applicable.

Founded in 1966, Coherent, Inc. is a Standard & Poor’s SmallCap 600 company and a world leader in providing photonics based solutions to the commercial and scientific research markets. Please direct any questions to Leen Simonet, Chief Financial Officer at 408-764-4161. For more information about Coherent, visit the Company’s Web site at http://www.coherent.com/ for product and financial updates.

5100 Patrick Henry Dr. . P. O. Box 54980, Santa Clara, California  95056–0980 . Telephone (408) 764-4000